Exhibit 10.9

AMENDMENT

WHEREAS, Panache Capital LLC. (“Panache”), an unaffiliated third-party investor, has loaned OSL Holdings, Inc. (the “Company” or “OSLH”) money from time to time through the issuance of the following Convertible Promissory Notes:

DATED	PRINCIPAL AMOUNT
March 5, 2012	$125,000
April 10, 2012	$50,000
April 18, 2012	$50,000
April 26, 2012	$25,000

The undersigned, on this ___ day of September, 2012, being duly authorized and for good and valuable consideration, RESOLVE to immediately effectuate the following:

1. Panache adopts a policy granting OSLH the option to redeem the Convertible Promissory Notes listed above for 100% of their outstanding principal and interest within Ninety days of the signing of this Agreement,. Said option will expire on December __, 2012, and the redemption terms contained in the Notes (125% of outstanding principal and interest) shall be reinstated thereafter.

2. For a period of Ninety days following the execution of this agreement (through December __, 2012), Panache, absent an Event of Default, will refrain from submitting any notices of conversions pursuant to the rights contained in the Convertible Promissory Notes listed above.

3. OSLH hereby adopts a policy, effective immediately, that absent an Event of Default, it will not convert any debt held by Panache that would result in Panache owning more than 9.99% of the Company.

4. Panache and OSLH agree to amend that portion of each individual Convertible Promissory Note listed above, respectively, which presently reads as follows:

“3. Conversion of Note. Payee, at its discretion, has the right to convert this Note into the common stock of Maker, on the terms and conditions set forth in this Section.

(a) Payee shall have the right to convert this Note in its entirety or in part into common stock valued at a price not to fall below the higher of:

(A) A Twenty Five Percent (25%) discount to the average of the three (3) lowest closing bid prices for the Company’s common stock during the Ten (10) trading days immediately preceding a conversion date, as reported by Bloomberg (the “Average Closing Bid Price”); or

(B) $.01 per share.”

to immediately reflect the following changes:

3. Conversion of Note. Payee, at its discretion, has the right to convert this Note into the common stock of Maker, on the terms and conditions set forth in this Section.

(a) Payee shall have the right to convert this Note in its entirety or in part into common stock valued at a price not to fall below a Forty Nine (49%) discount to the average of the Three (3) lowest closing bid prices for the Company’s common stock during the Ten (10) trading days immediately preceding a conversion date, as reported by Bloomberg (the “Average Closing Bid Price”).

OSL HOLDINGS, INC.

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PANACHE CAPITAL, LLC.
BY:	/s/
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